Exhibit 3.1

NRX PHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

NRX PHARMACEUTICALS, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation as of August 28, 2023:

RESOLVED, that the Board of Directors of the Corporation pursuant to authority expressly vesting in it by the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation, hereby authorizes the issuance of a series of Preferred Stock designated as the Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Second Amended and Restated Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” means this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed by the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall mean $0.40, as adjusted pursuant to Section 7 hereof.

“Conversion Ratio” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“DWAC Delivery” shall have the meaning set forth in Section 6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means any holder of Series A Preferred Stock.

“Issuance Date” means the date of the “Closing” as defined in that certain Securities Purchase Agreement related to the Series A Preferred Stock, dated August 28, 2023, by and among the Corporation and the purchaser named on the signature page therein.

“Liquidation” shall have the meaning set forth in Section 5.

“New York Courts” shall have the meaning set forth in Section 8(h).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series A Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(d).

“Stated Value” shall mean $0.40.

“Trading Day” means a day on which the Common Stock is traded for any period on the principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

Section 2. Designation, Amount and Par Value; Assignment.

(a)            The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be 12,000,000 (which shall not be subject to increase without the written consent of the Holders of a majority of the issued and outstanding Series A Preferred Stock). Each share of Series A Preferred Stock shall have a par value of $0.001 per share. Such number shall not be subject to increase without the written consent of the Holders holding a majority of the then-issued and outstanding Series A Preferred Stock.

(b)            The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series A Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. Dividends. Holders shall not be entitled to receive any dividends in respect of the Series A Preferred Stock.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) disproportionally alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that disproportionally adversely affects any rights of the Holders, (c) increase or decrease the number of authorized shares of Series A Preferred Stock or (d) enter into any agreement with respect to any of the foregoing.

Section 5. Rank; Liquidation. Upon liquidation, dissolution or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, each Holder shall be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series A Preferred Stock if such shares had been converted to Common Stock immediately prior to such Liquidation (without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 6(c)), subject to the preferential rights of holders of any senior securities of the Corporation.

Section 6. Conversion.

(a)   Conversions at Option of Holder. Each share of Series A Preferred Stock shall be convertible into a number of shares of Common Stock equal to the number of shares of Series A Preferred Stock being converted. Notwithstanding the foregoing, no share of Series A Preferred Stock shall be convertible during the six (6) month period following the Issuance Date; provided, however, if the Common Stock trades at or above $1.20 per share (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events), as reported on Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority of the then-outstanding Series A Preferred Stock and the Corporation) on any Trading Day, Holder may convert the Series A Preferred Stock prior to the six (6) month anniversary of the Issuance Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the requested conversion, the number of shares of Series A Preferred Stock owned subsequent to the requested conversion and the date on which such conversion is to be effected (the “Conversion Date”), which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Business Day that the Corporation receives the Notice of Conversion. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program and the applicable Conversion Shares are either registered for resale or eligible for resale without restriction pursuant to Rule 144 of the Securities Act, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(b)    Conversion Ratio. The “Conversion Ratio” for each share of Series A Preferred Stock shall be equal to the Stated Value divided by the Conversion Price.

(c)   Beneficial Ownership Limitation.

i.         Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series A Preferred Stock, and a Holder shall not have the right to convert any portion of its Series A Preferred Stock, to the extent that, after giving effect to an attempted conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below).

ii.          For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to conversion with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series A Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Holder or any of its Affiliates (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission.

iii.          To the extent that the limitation contained in this Section 6(c) applies, the determination of whether the Series A Preferred Stock may be converted (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of its Series A Preferred Stock may be converted shall be in the sole discretion of the Holder and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series A Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written or oral request of a Holder (which may be by email), the Corporation shall, within two (2) Business Days of such request, confirm orally and in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder.

iv.          The “Beneficial Ownership Limitation” shall be 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion (to the extent permitted pursuant to this Section). The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon the conversion the Series A Preferred Stock held by the Holder and the provisions of this Section shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to the Corporation and shall only be effective with respect to such Holder. The provisions of this Section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(d)   Mechanics of Conversion

i.          Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than two Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Preferred Stock or (b) in the case of a DWAC Delivery, electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series A Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Preferred Stock unsuccessfully tendered for conversion to the Corporation.

ii.            Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iii.            Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall round up to the next whole share.

vi.         Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e)   Status as Stockholder. Upon each Conversion Date (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock, and (ii) the Holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Preferred Stock.

Section 7. Certain Adjustments.

(a)   Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b)   Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Section 8. Miscellaneous.

(a)   Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 1201 North Market Street, Suite 111, Wilmington, Delaware 19801, Attention: Seth Van Voorhees, e-mail: svv@nrxpharma.com,1 or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or mailing address of such Holder appearing on the books of the Corporation, or if no such e-mail address or mailing address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

1 NRXP – we used the contact information from the ATM Agreement, but please update if necessary.

(b)   Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c)   Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series A Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the holders of not less than such higher percentage shall be required.

(d)   Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e)   Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f)   Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g)   Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

(h)   Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Tender Agreement, the Exchange Agreement and any other agreement delivered or entered into in connection therewith (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 30th day of August 2023.

NRX PHARMACEUTICALS, INC.

By:	/s/ Stephen H. Willard
Name: Stephen H. Willard
Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, represented by stock certificate No(s). (the “Preferred Stock Certificates”), into shares of common stock, par value $0.001 per share (the “Common Stock”), of NRX Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation on August 30, 2023.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member), including the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Affiliates that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(c) of the Certificate of Designation, is _______ . For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:

Date to Effect Conversion: _______________________________________________________________________________________
Number of shares of Series A Preferred Stock owned prior to Conversion:____________________________________________________
Number of shares of Series A Preferred Stock to be Converted:____________________________________________________________
Number of shares of Common Stock to be Issued:______________________________________________________________________
Address for delivery of physical certificates: _________________________________________________________________________
or for DWAC Delivery:
DWAC Instructions:
Broker no: ____________________________________________________________________________________________________
Account no: __________________________________________________________________________________________________
[HOLDER]
By: _________________________________________________________________________________________________________
Name:_______________________________________________________________________________________________________
Title:
Date: